October 14, 2011

Eagle Growth & Income Fund
880 Carillon Parkway
St. Petersburg, Florida  33716

Ladies and Gentlemen:

We have acted as counsel to Eagle Growth & Income Fund, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the Trust’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering the shares of beneficial interest in the Trust (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization and Termination (the “Plan”) to be entered into by the Trust, Eagle Series Trust, on behalf of its Eagle Large Cap Core Fund series (the “Acquired Fund”), and Eagle Asset Management, Inc.  The Plan provides for the transfer of the Acquired Fund’s assets to, and the assumption of the Acquired Fund’s liabilities by, the Trust in exchange solely for a number of Shares determined in the manner specified in the Plan, such Shares to be distributed to the Acquired Fund’s shareholders upon the subsequent liquidation and termination of the Acquired Fund.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, including the form of the Plan filed as part thereof, the declaration of trust, as amended, and by-laws of the Trust, and the resolutions adopted by the trustees of the Trust that provide for the issuance of the Shares, and we have made such investigation of law as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we also have relied on a certificate of an officer of the Trust.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.           The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

Eagle Growth & Income Fund
October 14, 2011

2.           When issued and delivered upon the terms provided in the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid, and nonassessable.  In this regard, however, we note that the Trust is an entity of the type commonly known as a “Massachusetts business trust” and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the trust.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP